Exhibit 10.15
EMPLOYMENT AGREEMENT
dated the 5th day of December 2008 (hereinafter referred to as the “Agreement”)
made by and between
Mercer International Inc.
Suite 282 — 14900 Interurban Avenue South, Seattle, Washington, USA 98168
(hereinafter referred to as the “Company”)
– and –
Claes-Inge Isacson
c/o Stendal Pulp Holding GmbH, Charlottenstraße 59, 10117 Berlin, Germany
(hereinafter referred to as the “Executive”)
Whereas the Executive assumed the position of Chief Operating Officer of the Company in November 2006, the Company and the Executive now wish to formally set forth in this Agreement the terms and conditions of the Executive’s employment with the Company.
§ 1
Functions and Responsibilities
1. The Executive agrees to serve, at no additional remuneration, in such other executive capacities and to assume such responsibilities and perform such duties consonant with his position as an executive of the Company as the Company may require and assign to him from time to time, including with subsidiaries of the Company.
In accordance with this Section, the Executive shall serve as the Managing Director of the Company’s wholly-owned subsidiary Stendal Pulp Holding GmbH (“SPH”).
2. As the Chief Operating Officer of the Company, the Executive will be responsible for all of the company’s activities related to fiber management, pulp manufacturing, and human resources. The Executive is responsible to develop strategic operating plans and processes to increase overall efficiency and safety of all facilities. In general terms he is responsible for cost effective production and developing plans to maximize efficiency at all locations. As the Managing Director of SPH, the Executive will be responsible for the representation of the Company to third parties.
3. The Executive shall carry out the duties and responsibilities of his position as Chief Operating Officer of the Company and Managing Director of SPH in accordance with all applicable laws, the articles and by-laws of the Company, the articles of association of SPH and the directives of the board of directors of the Company and the shareholder of SPH.
4. The Executive shall be responsible to and shall report to the Chief Executive Officer and Chairman of the Company.
5. The Executive’s office location is Berlin, Germany.
§ 2
Term of Agreement
1. This Agreement is effective as of the date first above written and replaces all earlier agreements between the parties.
2. This Agreement is entered into for an indefinite term and will remain in effect until terminated as provided herein.
3. This Agreement may be terminated by either party upon the provision of six (6) months’ written notice (a “Termination Notice”), unless the termination is due to “Just Cause” as a result of the occurrence of any of the following events: (i) serious misconduct, dishonestly or disloyalty of the Executive related to the performance of his duties, functions or responsibilities under this Agreement; (ii) willful and continued failure by the Executive to substantially perform his duties, functions or responsibilities under this Agreement; (iii) any other material breach of this Agreement by the Executive; or (iv) any event or circumstance that would constitute cause for termination of employment at law. No notice period is required in the case of termination for Just Cause and this Agreement may be immediately terminated at the option of the Company.
For purposes of this Agreement, no act, or failure to act, by the Executive shall be “willful” unless it is done, or omitted to be done, in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company.
4. If a Termination Notice is given with respect to this Agreement, regardless by which party, the Company shall be entitled to suspend the Executive’s obligation to perform services for the Company until the actual termination date or may, for the transitory period until the actual termination date, assign the Executive to other positions with the Company or its affiliates.
5. This Agreement shall terminate without a Termination Notice on the last day of the month in which the Executive completes his 65th year of life.
§ 3

Compensation
1. During the term of this Agreement the Company shall pay and provide the Executive the following compensation for his services:
a)	An annual base salary of €325,000 which amount is reviewed by the Company in January of each year. The annual base salary shall be paid in twelve (12) equal installments at the end of each calendar month subject to deductions in respect of statutory remittances including deductions for applicable tax and social security.

b)	Subject to the financial performance of the Company, an annual target bonus based on two months’ salary and the achievement of specific objectives with an opportunity to exceed same in the event of exceptional performance. The bonus is paid in arrears at the beginning of the following year. In case of termination of this Agreement within the year, the bonus is paid pro rata.
2. In connection with his appointment as Chief Operating Officer of the Company, the Executive has previously received from the Company a one-time signing bonus in the amount of €20,000, a grant of 15,000 shares of restricted stock of the Company, temporary housing assistance as well as reimbursement of certain travel costs and moving and relocation expenses incurred by the Executive in connection with his relocation from Sweden to Germany.
§ 4
Benefits and Insurance
1. The Executive and, as applicable, his family, shall be entitled to receive such health, dental, life, short-term and long-term disability insurance benefits as are commonly provided by the Company to executive officers at a level commensurate with the Executive’s position.
3. In case of temporary incapacitation of the Executive caused by illness or another reason for which the Executive is not responsible, German statutory law is applicable for the continuation of compensation payments.
4. The Executive shall be eligible to participate in the Company’s defined contribution retirement program for its European based executive officers. The Executive shall be entitled to a contribution by the Company to such program in the amount of 10% of the Executive’s base salary plus 5% of any bonus received by the Executive and the Company shall fund such contribution on a monthly basis.
5. The Executive shall be entitled to the lease and use of an automobile pursuant to the Company’s policy on automobiles for executives as may be in effect from time to time. Specifically, the Executive shall be provided with an upper middle class company car (e.g. Audi A 6) which he may also use for personal purposes. All costs arising in connection with the use of the vehicle, including auto lease, insurance, maintenance and operating costs shall be borne by the Company. The income tax on the monetary advantage of the private use shall be paid by the Executive.
§ 5
Vacation
The Executive shall be entitled to an annual vacation of five weeks. The time during which such vacation is taken shall be decided in consultation with the Company.
§ 6
Severance
In the event of dismissal without Just Cause or a change of control of the Company, the Executive shall be entitled to receive a severance amount equal to eighteen (18) months of the Executive’s then base salary plus bonus. A change of control of the Company shall mean the consummation of a merger, amalgamation or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, amalgamation, consolidation or reorganization are owned by persons who were not shareholders of the Company immediately prior to such merger, amalgamation, consolidation or reorganization.
§ 7
Indemnification
The Company agrees to indemnify the Executive on the terms and conditions set out in the Indemnity Agreement entered into between the Executive and the Company.
§ 8
Additional Employment, Non-Competition Clause
1. The Executive shall devote his full attention and time, as well as professional knowledge and experience, exclusively to the Company and its affiliates. The acceptance of any additional employment, whether or not compensated, including the service on supervisory or advisory boards or similar position is subject to the prior written consent of the Company, which consent may be withheld in the discretion of the Company.
2. During the time of his employment with the Company the Executive shall not engage, directly or indirectly, in any venture, business or enterprise which competes with the Company or with which the Company maintains relations.
§ 9
Confidentiality
The Executive agrees that he will keep all affairs of the Company absolutely confidential to third parties. This obligation shall survive the termination of this Agreement.

§ 9
Records
and other Company Property
When leaving the service of the Company, or after being suspended from his obligation to render services pursuant to § 2 subparagraph 4, the Executive agrees to return to the Company any and all documents, correspondence, records, drafts and the like which concern Company matters and which are still in his possession. The Executive is not entitled to exercise a right of retention with respect to such records and objects.
§ 10
Final Provisions
1. Amendments and additions to this Agreement, including this provision, must be in writing. There are no oral side agreements to this Agreement. This Agreement supersedes all earlier agreements.
2. Should any provision of this Agreement become wholly or in part invalid, the remaining parts of this Agreement shall not be affected. The invalid provision shall be replaced in such case by such valid provision which comes as close as possible to the economic intent of the parties.
3. This Agreement may be executed in several parts in the same form, and by facsimile, and such other parts as so executed shall together constitute one original document, and such parts, if more than one, shall be read together and construed as if all the signing parties had executed one copy of the said Agreement.
IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

MERCER INTERNATIONAL INC.
By:	/s/ David Gandossi
Authorized Signatory

/s/ Claes-Inge Isacson
CLAES-INGE ISACSON